Exhibit 4.1

Description of the Registrant’s Securities Registered
Pursuant to Section 12 of the Securities Exchange Act of 1934

Except as otherwise indicated herein or as the context otherwise requires, references in this exhibit to “we,” “us,” “our” and “our company” refer to Guardant Health, Inc. The following description of our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entirety by reference to the full text of our amended and restated certificate of incorporation and amended and restated bylaws. We urge you to read those documents, each of which are incorporated by reference as exhibits to our filings with the Securities and Exchange Commission, for additional information.

General

Our common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our amended and restated certificate of incorporation authorizes 350,000,000 shares of common stock, all with a par value of $0.00001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. The election of directors by holders of our common stock is determined by a plurality of the votes cast by the stockholders entitled to vote on the election, subject to any preferential voting rights of any series of preferred stock that we may designate and issue in the future. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Outstanding shares of our common stock are, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing. A special meeting of stockholders may be called only by a majority of our board of directors, the chair of our board of directors or our chief executive officer.

Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting. The affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

Our amended and restated certificate of incorporation further provides that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms.

Finally, our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our amended and restated certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim against us governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our amended and restated certificate of incorporation also provides that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents and arising under the Securities Act of 1933, as amended, or the Securities Act. However, a Delaware court recently held that such an exclusive forum provision relating to federal courts was unenforceable under Delaware law, and unless and until the Delaware court decision is reversed on appeal or otherwise abrogated, we do not intend to enforce such a provision in the event of a complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, employees or agents.

The foregoing provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions may also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, these provisions may have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
In general, Section 203 defines business combination to include the following:

•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eight-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

•	any merger or consolidation involving the corporation and the interested stockholder;
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, fifteen percent (15%) or more of the outstanding voting stock of the corporation.

•	any sale, transfer, pledge or other disposition of ten percent (10%) or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.